Exhibit 99.1
Q4 2008 Conference Call Script
January 21, 2009 1:00 p.m.
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the fourth quarter and full year 2008.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, Chairman, President and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks to everyone for joining us today.
ATI earned $5.67 per share with revenues totaling $5.3 billion in 2008. It was the second best year for revenues and earnings per share in the Company’s history. This was accomplished with global economic conditions turning down sharply in the fourth quarter, resulting in deteriorating demand in some key market segments for ATI.
Although ATI is not immune to the global downturn, our financial position remains strong. ATI has a strong balance sheet, a strong cash flow, good liquidity, and we expect to continue to generate significant cash flow, even with reduced earnings.
•	At the end of 2008, we had $470 million in cash on-hand.

•	We have no borrowings under our $400 million domestic credit facility.

•	We have no significant near-term debt maturities.

•	Net debt to total capitalization was only 2%.

•	Managed working capital ended 2008 at $1.4 billion with receivables totaling over $530 million.
Our Financial metrics remained and are strong:
•	Return on capital employed was 21.8%. Excluding capital being invested in strategic projects that are not yet completed, ROC was 26.7%.

•	Return on stockholders’ equity was a respectable 27%.
So, overall, we delivered a good year in 2008.

Now, getting right to our view of 2009:
The combination of three major events:
(1)	The continuing credit crisis leading to frozen ‘new project’ lending in some of our markets,

(2)	The global recession and its resulting new circumstances of uncertainty and lack of forward visibility for customers, and

(3)	The short-term impact of the precipitous drop of primary metal prices during the 4th quarter 2008, are expected to negatively impact ATI earnings in the first quarter of 2009.
These three events have already resulted in challenging conditions in some of our core markets.
We have limited short-term visibility, but will give a view of seeing through the “fog” of these current conditions by commenting on the plusses and the minuses for ATI as we see them today.
The first point to remember is that ATI has diversified end products, multiple alloys and product forms, and end-markets that have a global reach. 28% of our revenues came from outside the U.S. last year.
Secondly, we have long-term-agreements in place for our core markets and products — airframe, jet engines, industrial titanium, electrical generation and distribution, and medical — as well as other requirements contracts for project work that is continuing to completion in 2009.

Thirdly, as compared to the last downturn of 2001 through 2003, we are far better positioned with our core markets and products, have taken over $600 million in real costs out of our business, have a much more cost effective and flexible labor environment in which to operate, have installed and are continuing to invest in modern equipment and new capabilities, are entering new and profitable market segments globally, and have one of the strongest balance sheets and the most liquidity in our history.
All that said in 2009, ATI is being impacted by more competitive pricing as well as lower volumes for many of product lines, especially for our commodity stainless products. The low volume of stainless products has a direct influence in pacing our operations in our Flat-Rolled Products segment.

Moving to our major markets:
•	Aerospace remains reasonably good. We expect 2009 demand to be below demand levels in 2008. Boeing, Airbus, and the regional jet manufacturers still have very large, multiple years of production backlogs. Again, in 2008, more planes were ordered than delivered, continuing the steady build rate projections for most existing models. We believe that build rates will flatten out for 2009 and 2010. The supply chain is adjusting to the revised aircraft build schedules and new model push outs. There are now nearly 1400 aircraft orders for the Boeing 787 and Airbus A350 Extra Wide Body with the first aircraft yet to be delivered — these are the titanium intensive new generation aircraft that are now expected to begin deliveries in 2010.
—	Jet engine demand for our titanium alloys and nickel-based superalloys is also down for 2009, compared to the strong demand we saw in 2008. Older aircraft are being retired as the number of flights has been reduced, but new aircraft orders, as reported, have in aggregate remained in the airframers’ schedules.

—	Although we expect airframe titanium demand to be down in 2009 compared to record shipments of 2008, primarily due to the push out of the 787 program, we are having success selling more of our diversified products — including titanium — to more customers for airframe applications, through our ATI Aerospace global marketing efforts.

•	The new ATI Defense market sector team has now existed for one year. It has been successful, enabling organic growth. The defense hardware market remains strong for armored vehicles. We have made inroads into this market which present considerable sales potential for our titanium products and our other specialty metals.

•	In the Chemical Processing Industry, several large projects that are funded are expected to be completed in 2009. We are watching this market closely, and are concerned that some new projects may be delayed until the frozen credit market issues are resolved.

•	Market conditions are mixed in the oil and gas market.
—	Large offshore projects and transmission pipeline jobs in several areas of the world are continuing to generate good to excellent demand.

—	While down-hole demand has softened due to reduced drilling, this market still has a reasonable level of demand for our specialty products.

—	Unconventional energy projects, such as tar sands, that rely on a higher crude price to be economical are being delayed or canceled.
•	Market conditions in electrical energy generation and distribution are also mixed, but still represent a net positive for ATI.
—	Demand under our grain-oriented electrical steel long-term agreements remains steady for the power distribution grid, and we are solidly booked for the year.

—	Demand for many of our products is growing from the nuclear energy market, especially for our zirconium and hafnium. Other product forms would come with new reactors being permitted.

—	We expect demand from pollution control equipment manufacturers for coal-fired power plants to improve due to legislation and lower raw materials prices for our products.

—	We are working on several opportunities that have good growth potential in the area of solar energy. On the other hand, demand for wind energy components has abruptly disappeared due to project financing issues.
•	In the medical market:
—	Demand has high single digit steady growth for our products throughout the year.
These markets – aerospace and defense, global infrastructure, and medical – accounted for over 70% of ATI sales in 2008. These are the markets that have been driving our performance for the last several years.
We await the results of the many economic stimulus packages being considered in the U.S. and other areas of the world. We expect these packages to increase spending on infrastructure, alternative energy, and energy efficiency. Therefore, we believe ATI’s key growth markets could have additional potential over the intermediate term that we are not currently planning for, as I stated in my earlier comments of reduced shipments for 2009.

•	Turning to stainless:
—	We had a severe drop in orders and shipments in the fourth quarter. Demand from markets related to consumer spending – automotive, appliances, residential construction – continues to be way down. Service center inventories are very low. We expect these customers to order on an as-needed basis with only limited inventory replenishment. Recently, we have seen our business at least stabilizing at these lower levels rather than declining.
A note about our flat-rolled products business: In this difficult time, we are operating with about 80% of our workforce, depending on our weekly production schedules. From a glass-half empty/glass-half full standpoint, that means approximately 20% are temporarily on layoff at a given time. This is possible due to the transformation and flexibility of our flat-rolled products business that in scheduling, we can operate as efficiently as possible.

We have taken actions to adjust our production schedules to current demand, preserve cash and maintain our liquidity. We have targeted at least $150 million of new gross cost reductions for 2009. We are focused on improving inventory turns to generate additional cash from managed working capital, as well as further limit our exposure to volatile raw materials costs. And, again in 2009, we remain focused on continuing to improve our operations and overall cost structures during this downturn in business.
To help ensure that ATI remains solidly profitable in 2009, as well as become a stronger competitor and company, each of our businesses has further contingency plans in place that can be implemented, if current conditions decline.

All businesses are targeted to:
1.	Generate positive cash flow

2.	Generate an acceptable minimum level of operating profit

3.	Continue to position the business to be more competitive

4.	Continue with plans to enter new and different key markets

5.	Develop new products or other differentiation

On the raw material side of the business:
We saw an unprecedented drop in raw materials costs during the last three months of 2008. Some examples comparing the average price in September with the average price in December:
•	Nickel was down 46%

•	Chromium was down 51%

•	Molybdenum was down 71%

•	Iron units were down 59%

•	And, titanium scrap was down 15%
1.	As a result, the surcharges applied to selling prices will be significantly down in the first quarter 2009. For example, the surcharge for Type 304 stainless in the U.S. will be down over $1.00 per pound to $0.41 in February, compared to $1.42 per pound in September 2008.

2.	This severe drop in raw materials costs in late 2008 represents a significant mismatch between raw materials costs and surcharge selling prices due to our manufacturing cycle times between melt and finishing.

3.	We expect this mismatch to negatively impact our first quarter 2009 results by approximately $70 million, pretax. This is a major one time expense to first quarter results.

4.	This is mostly due to the substantially reduced Flat-Rolled Products segment volumes experienced in the fourth quarter 2008, where the higher raw material costs would normally have shipped against appropriately higher surcharge pricing. Unfortunately, since we didn’t have the volume in the fourth quarter, these costs will now carryover to the first quarter 2009 shipments creating a $70 million pre-tax, one time hit, to earnings.
5.	Unlike in the fourth quarter 2008, this mismatch is not expected to be offset by a significant LIFO benefit. Most of the impact will be in our Flat-Rolled Products segment, and we do not believe that this issue will have a significant impact beyond the first quarter.

Now, moving to pension expense:
Pension expense will be the second headwind to earnings in 2009. Primarily as a result of the historic negative returns in the equity and fixed income markets in 2008, we expect 2009 pretax retirement benefit expense of approximately $140 million, or nearly $35 million per quarter. This expense includes approximately $119 million of pension expense and $21 million of other post retirement benefit (OPEB) expense. As a comparison, in 2008 we had pension income of $12 million and OPEB expense of $20 million. The 2009 pension expense is non-cash.
As of December 31, 2008, our U.S. defined benefit pension plan was approximately 83% funded compared with 111% funded at the end of 2007.
As a result of the challenging economy, the significantly higher pension expense, and the one time raw materials/surcharge mismatch in the first quarter, we expect first quarter results to be at, or near, breakeven.

We continued to make progress on our capital investments which are building ATI into a strong world competitor with unsurpassed manufacturing capabilities, positioned for long-term growth. We invested nearly $516 million in 2008, which brings total self-funded capital expenditures and asset acquisitions to $1.3 billion over the past 4 years.
We currently expect 2009 self-funded capital expenditures of $450 million. This is lower than our previous expectation for 2009 of up to $600 million as we are adjusting the timing of our projects in light of the challenging market environment. We are committed to self-fund these projects and can further adjust the timing of any project as appropriate to the business conditions.
•	Our premium titanium sponge facility in Utah is on a revised schedule and is expected to begin in production during the third quarter 2009.

•	Our titanium and superalloy forging facility in North Carolina remains on schedule and is expected to begin operation in the third quarter 2009. This project allows us to produce new products and is expected to provide considerable cost savings as well as new capabilities to our customers.

•	Our specialty and grain-oriented electrical steel melt shop consolidation and upgrade is progressing as scheduled with considerable cost reductions from this project expected beginning in 2010.

•	We are currently working on the engineering, permitting, land and site preparation for the Flat-Rolled Hot Rolling and Processing facility.

These are extraordinary times... difficult, challenging, industry changing.
We intend to use these challenging market conditions to continue to positively differentiate ATI as a uniquely positioned, diversified, technology-driven global specialty metals producer.
We will make the company stronger and better positioned with unsurpassed manufacturing and technology value for our customers.
We will see through the fog of uncertainty and risk, deploy and execute our plans to effectively, compete, operate, and navigate the recession for as long as it lasts, while looking to position ATI for long-term success where opportunities arise.
We will adjust to market conditions, and be prepared with contingency plans that can be implemented if current conditions decline further, or begin to improve.
ATI is a globally focused, high-value specialty metals company. We have a strong cash position, strong cash flow, and good liquidity. We can self-fund our capital investments for unsurpassed manufacturing to compete globally for the long-run — and continue to maintain a strong balance sheet and good liquidity.
Our goal is to come out of the recession an even stronger and better company.
Operator, may we have the first question, please.
Q&A Portion of Conference Call

Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.